www.TractorSupply.com

TRACTOR SUPPLY COMPANY REPORTS FIRST QUARTER RESULTS
Sales Increased 6.6% to $1.56 Billion
Comparable Store Sales Decreased 2.2%
Earnings per Share Decreased 8.0% to $0.46

Brentwood, TN, April 26, 2017 - Tractor Supply Company (NASDAQ: TSCO), the largest rural lifestyle retail store chain in the United States, today announced financial results for its first quarter ended April 1, 2017.

First Quarter Results
As previously reported in the Company’s Business Update press release on April 11, 2017, net sales for the first quarter 2017 increased 6.6% to $1.56 billion from $1.47 billion in the first quarter of 2016. Comparable store sales decreased 2.2% compared to an increase of 4.9% (2.6% adjusted for the week shift) in the prior year’s first quarter. Each quarter of fiscal 2017 starts one week later than the same quarter of fiscal 2016 due to the Company’s 2016 fiscal year having 53 weeks versus the normal 52 weeks. The comparable store sales results included decreases in comparable transaction count and average ticket of 1.4% and 0.9%, respectively. The decrease in comparable store sales was primarily driven by lower sales of seasonal merchandise and the impact of deflation. On a regional basis, sales were most challenged in the Northern regions, where weather had a more pronounced impact on sales for the quarter. The weakness in seasonal categories was partially offset by a positive comparable store sales increase in the Livestock and Pet category.

Gross profit increased 4.8% to $518.2 million from $494.4 million in the prior year’s first quarter and gross margin decreased 60 basis points to 33.1% from 33.7% in the prior year’s first quarter. The decrease in gross margin was primarily driven by higher markdowns on cold weather merchandise, targeted promotional activity, and a higher freight expense for consumable, usable and edible (C.U.E.) products.

Selling, general and administrative (SG&A) expenses, including depreciation and amortization, increased 9.2% to $421.8 million from $386.2 million in the prior year period. As a percent of net sales, SG&A expenses increased 70 basis points to 27.0% from 26.3% in the first quarter of 2016. The increase in the SG&A ratio was primarily attributable to the deleveraging of store personnel and occupancy expenses from the decline in comparable store sales.

Net income decreased 10.9% to $60.3 million from $67.7 million and diluted earnings per share decreased 8.0% to $0.46 from $0.50 in the first quarter of the prior year.

The Company opened 24 new Tractor Supply stores and converted its two Hometown Pet stores to Petsense stores in the first quarter of 2017 compared to 36 new store openings and three store closures, all of which were Del’s stores, in the prior year period. The Company also opened nine new Petsense stores (including the conversion of the Hometown Pet stores) during the quarter and had no store closures.

Greg Sandfort, Chief Executive Officer, stated, “Due to the challenging weather conditions, we were unable to offset the strong seasonal performance from last year’s first quarter. As the weather has normalized over the past few weeks, we are encouraged with how the customer has responded and believe there is significant spring business ahead of us. Looking ahead, we know the retail landscape is changing very quickly, and we know our customers’ expectations are changing as well. With this in mind, we continue to execute against the strategic initiatives that we believe will drive sales and customer service as well as maintain our competitive positioning.”

Fiscal 2017 Outlook
Given the seasonality of the business and the impact weather can have on the timing of sales between quarters, the business is more accurately assessed by the halves and not the quarters. As a result, the Company has not updated guidance for the results of operations expected for fiscal 2017.

Conference Call Information
Tractor Supply Company will be hosting a conference call at 5:00 p.m. Eastern Time today to discuss the quarterly results. The call will be broadcast simultaneously over the Internet on the Company’s website at IR.TractorSupply.com.

Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast.

A replay of the webcast will also be available at IR.TractorSupply.com shortly after the conference call concludes.

About Tractor Supply Company
Founded in 1938, Tractor Supply Company is the largest rural lifestyle retail store chain in the United States. At April 1, 2017, the Company operated 1,617 Tractor Supply stores in 49 states and an e-commerce website at www.tractorsupply.com. Tractor Supply stores are focused on supplying the lifestyle needs of recreational farmers and ranchers and others who enjoy the rural lifestyle, as well as tradesmen and small businesses. Stores are located primarily in towns outlying major metropolitan markets and in rural communities. The Company offers the following comprehensive selection of merchandise: (1) equine, livestock, pet and small animal products, including items necessary for their health, care, growth and containment; (2) hardware, truck, towing and tool products; (3) seasonal products, including heating, lawn and garden items, power equipment, gifts and toys; (4) work/recreational clothing and footwear; and (5) maintenance products for agricultural and rural use.

Tractor Supply Company also owns and operates Petsense, a small-box pet specialty supply retailer focused on meeting the needs of pet owners, primarily in small and mid-size communities, and offering a variety of pet products and services. At April 1, 2017, the Company operated 152 Petsense stores in 26 states. For more information on Petsense, visit www.petsense.com.

Forward Looking Statements
As with any business, all phases of the Company’s operations are subject to influences outside its control. This information contains certain forward-looking statements, including without limitation, statements regarding sales and earnings growth, estimated results of operations, capital expenditures, marketing, merchandising and strategic initiatives. These forward-looking statements are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are subject to the finalization of the Company’s quarterly financial and accounting procedures, and may be affected by certain risks and uncertainties, any one, or a combination, of which could materially affect the results of the Company’s operations. These factors include, without limitation, national, regional and local economic conditions affecting consumer spending, the timing and acceptance of new products in the stores, the timing and mix of goods sold,  purchase price volatility (including inflationary and deflationary pressures), the ability to increase sales at existing stores, the ability to manage growth and identify suitable locations, failure of an acquisition to produce anticipated results, the ability to successfully manage expenses and execute key gross margin enhancing initiatives, the availability of favorable credit sources, capital market conditions in general, the ability to open new stores in the manner and number currently contemplated, the impact of new stores on the business, competition, weather conditions, the seasonal nature of the business, effective merchandising initiatives and marketing emphasis, the ability to retain vendors, reliance on foreign suppliers, the ability to attract, train and retain qualified employees, product liability and other claims, changes in federal, state or local regulations, potential judgments, fines, legal fees and other costs, breach of information systems or theft of employee or customer data, ongoing and potential future legal or regulatory proceedings, management of the Company’s information systems, failure to develop and implement new technologies, the failure of customer-facing technology systems, business disruption including from the implementation of supply chain technologies, effective tax rate changes and results of examination by taxing authorities, the ability to maintain an effective system of internal control over financial reporting, and changes in accounting standards, assumptions and estimates. Forward-looking statements made by or on behalf of the Company are based on knowledge of its business and the environment in which it operates at the time the statements are made, but because of the factors listed above, actual results could differ materially from those reflected by any forward-looking statements. Consequently, all of the forward-looking statements made are qualified by these cautionary statements and those contained in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. There can be no assurance that the results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business and operations. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

(Financial tables to follow)

Condensed Consolidated Statements of Income
(Unaudited)
(in thousands, except per share amounts)

	FIRST QUARTER ENDED
	April 1, 2017		March 26, 2016

		% of		% of
		Sales		Sales
Net sales	$1,564,078	100.0%	$1,467,797	100.0%
Cost of merchandise sold	1,045,875	66.9	973,353	66.3
Gross profit	518,203	33.1	494,444	33.7

Selling, general and administrative expenses	382,114	24.4	352,672	24.0
Depreciation and amortization	39,727	2.5	33,577	2.3

Operating income	96,362	6.2	108,195	7.4
Interest expense, net	2,777	0.2	1,125	0.1

Income before income taxes	93,585	6.0	107,070	7.3
Income tax expense	33,274	2.1	39,402	2.7
Net income	$60,311	3.9%	$67,668	4.6%

Net income per share:
Basic	$0.46		$0.51
Diluted	$0.46		$0.50

Weighted average shares outstanding:
Basic	130,276		133,630
Diluted	131,090		134,709

Dividends declared per common share outstanding	$0.24		$0.20

Condensed Consolidated Statements of Comprehensive Income
(Unaudited)
(in thousands)

	FIRST QUARTER ENDED
	April 1, 2017	March 26, 2016
Net income	$60,311	$67,668

Other comprehensive income:
Change in fair value of interest rate swap, net of taxes	281	—
Total other comprehensive income	281	—
Total comprehensive income	$60,592	$67,668

Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	April 1, 2017	March 26, 2016
ASSETS
Current assets:
Cash and cash equivalents	$72,701	$74,501
Inventories	1,657,761	1,470,691
Prepaid expenses and other current assets	86,459	80,858
Income taxes receivable	7,339	—
Total current assets	1,824,260	1,626,050

Property and equipment:
Land	96,535	87,005
Buildings and improvements	975,155	838,336
Furniture, fixtures and equipment	578,352	534,335
Computer software and hardware	231,091	187,477
Construction in progress	26,067	37,137
Property and equipment, gross	1,907,200	1,684,290
Accumulated depreciation and amortization	(950,163)	(828,789)
Property and equipment, net	957,037	855,501

Goodwill and other intangible assets	125,717	10,258
Deferred income taxes	46,829	55,798
Other assets	22,559	16,921
Total assets	$2,976,402	$2,564,528

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$563,525	$582,745
Accrued employee compensation	21,049	10,994
Other accrued expenses	187,247	178,747
Current portion of long-term debt	12,500	10,000
Current portion of capital lease obligations	1,356	1,081
Income taxes payable	31,407	29,830
Total current liabilities	817,084	813,397

Long-term debt	598,919	238,641
Capital lease obligations, less current maturities	25,525	21,761
Deferred rent	101,001	86,960
Other long-term liabilities	54,375	51,066
Total liabilities	1,596,904	1,211,825

Stockholders’ equity:
Common stock	1,361	1,354
Additional paid-in capital	683,012	613,686
Treasury stock	(1,876,045)	(1,528,892)
Accumulated other comprehensive income	1,673	—
Retained earnings	2,569,497	2,266,555
Total stockholders’ equity	1,379,498	1,352,703
Total liabilities and stockholders’ equity	$2,976,402	$2,564,528

Condensed Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	Three Months Ended
	April 1, 2017	March 26, 2016
Cash flows from operating activities:
Net income	$60,311	$67,668
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	39,727	33,577
Loss on disposition of property and equipment	179	80
Share-based compensation expense	7,557	5,269
Deferred income taxes	(1,611)	(604)
Change in assets and liabilities:
Inventories	(288,105)	(186,316)
Prepaid expenses and other current assets	4,098	6,652
Accounts payable	44,003	155,496
Accrued employee compensation	(4,197)	(31,690)
Other accrued expenses	(28,144)	(15,879)
Income taxes	22,266	31,234
Other	2,258	157
Net cash (used in) provided by operating activities	(141,658)	65,644
Cash flows from investing activities:
Capital expenditures	(34,883)	(36,732)
Proceeds from sale of property and equipment	28	20
Net cash used in investing activities	(34,855)	(36,712)
Cash flows from financing activities:
Borrowings under senior credit facility	475,000	475,000
Repayments under senior credit facility	(137,500)	(375,000)
Debt issuance costs	—	(1,380)
Principal payments under capital lease obligations	(332)	(246)
Repurchase of shares to satisfy tax obligations	(653)	(843)
Repurchase of common stock	(114,547)	(99,102)
Net proceeds from issuance of common stock	4,593	10,041
Cash dividends paid to stockholders	(31,263)	(26,714)
Net cash provided by (used in) financing activities	195,298	(18,244)
Net change in cash and cash equivalents	18,785	10,688
Cash and cash equivalents at beginning of period	53,916	63,813
Cash and cash equivalents at end of period	$72,701	$74,501

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$2,125	$791
Income taxes	12,739	8,642

Supplemental disclosures of non-cash activities:
Property and equipment acquired through capital lease	$—	$5,218
Non-cash accruals for construction in progress	12,044	15,652

Selected Financial and Operating Information (a)
(Unaudited)

	THIRTEEN WEEKS ENDED
	April 1, 2017	March 26, 2016	April 2, 2016
		(originally reported)	(adjusted for week shift) (b)
Sales Information:
Comparable store sales (decrease) increase	(2.2)%	4.9%	2.6%
New store sales (% of total sales)	6.6%	5.3%
Average transaction value	$42.46	$42.48
Comparable store average transaction value (decrease) increase	(0.9)%	0.7%	0.0%
Comparable store average transaction count (decrease) increase	(1.4)%	4.2%	2.6%
Total selling square footage (000’s)	26,920	24,498
Exclusive brands (% of total sales)	32.5%	31.7%
Imports (% of total sales)	11.7%	12.3%

Store Count Information:
Tractor Supply
Beginning of period	1,595	1,488
New stores opened	24	36
Stores closed	(2)	(3)
End of period	1,617	1,521
Petsense
Beginning of period	143	—
New stores opened	9	—
Stores closed	—	—
End of period	152	—
Consolidated end of period	1,769	1,521

Pre-opening costs (000’s)	$2,604	$2,511

Balance Sheet Information:
Average inventory per store (000’s) (c)	$882.5	$914.0
Inventory turns (annualized)	2.86	2.94
Share repurchase program:
Cost (000’s)	$114,547	$99,102
Average purchase price per share	$71.76	$83.70

Capital Expenditures (millions):
New and relocated stores and stores not yet opened	$17.1	$22.5
Existing stores	8.6	4.4
Information technology	8.2	6.8
Distribution center capacity and improvements	1.0	3.0
Corporate and other	—	—
Total	$34.9	$36.7

(a) Beginning in the fourth quarter ended December 31, 2016, selected financial and operating information includes the consolidation of Petsense unless otherwise noted. Petsense stores are not considered comparable stores until 12 months after the date of acquisition.
(b) Due to the 53-week fiscal 2016, each quarter of fiscal 2017 starts one week later than the same quarter of fiscal 2016. The table above represents comparable store sales for 2016 as originally reported and as adjusted to represent the same 13-week period as the 2017 fiscal quarters. The adjusted 13-week periods end on April 2, 2016, July 2, 2016, October 1, 2016 and December 31, 2016, respectively.
(c) Assumes average inventory cost, excluding inventory in transit.

2016 Comparable Store Sales: Originally Reported and Adjusted for Week Shift (a)
(Unaudited)

	FISCAL 2016
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Comparable store sales increase (originally reported)	4.9%	(0.5)%	(0.6)%	3.1%	1.6%
Comparable store sales increase (adjusted for week shift)	2.6%	1.0%	(1.1)%	3.8%	1.6%
Impact of week shift	(2.3)%	1.5%	(0.5)%	0.7%	—%

(a) Due to the 53-week fiscal 2016, each quarter of fiscal 2017 starts one week later than the same quarter of fiscal 2016. The table above represents comparable store sales for 2016 as originally reported and as adjusted to represent the same 13-week period as the 2017 fiscal quarters. The adjusted 13-week periods end on April 2, 2016, July 2, 2016, October 1, 2016 and December 31, 2016, respectively.